Exhibit 5.1

                           WEIL, GOTSHAL & MANGES LLP
                         A LIMITED LIABILITY PARTNERSHIP
                       INCLUDING PROFESSIONAL CORPORATIONS
                                767 FIFTH AVENUE
                               NEW YORK, NY 10153
                                  212-310-8000
                               (FAX) 212-310-8007


                                 April 23, 1999



U.S. Industries, Inc.
USI Global Corp.
USI American Holdings, Inc.
USI Atlantic Corp.
101 Wood Avenue South
Iselin, New Jersey 08830

Ladies and Gentlemen:

                  We have acted as counsel to U.S. Industries, Inc., a Delaware corporation ("USI" and, collectively with its consolidated subsidiaries, the "Company"), USI's wholly-owned direct subsidiary, USI Global Corp., a Delaware corporation, USI's wholly-owned indirect subsidiary, USI American Holdings, Inc., a Delaware corporation (USI, USI Global Corp. and USI American Holdings, Inc. are collectively the "Issuers"), and USI's wholly-owned direct subsidiary, USI Atlantic Corp., a Delaware corporation ("USI Atlantic" or the "Guarantor"), in connection with the preparation and filing with the Securities and Exchange Commission of the Registration Statement on Form S-4 (the "Registration Statement") of the Issuers and the Guarantor for registration under the Securities Act of 1933, as amended (the "Securities Act"), of $250 million aggregate principal amount of the Issuers 7-1/8% Senior Notes due 2003 (the "New Notes") and the Guarantor's guarantee in connection therewith (the "New Guarantee"), each issuable in connection with the exchange offer of New Notes for the 7-1/8% Senior Notes due 2003, which were not registered under the Securities Act (the "Old Notes").

                  In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Indenture, dated as of October 27, 1998 (the "Indenture"), among USI, USI American Holdings, Inc., the Guarantor and The First National Bank of Chicago, as Trustee (the "Trustee"), as amended by the First Supplemental Indenture, to be dated as of April 26, 1999, among the Issuers, the Guarantor and the Trustee, pursuant to which the New Notes will be issued, the form of the New Notes included as Exhibit 4.2 to the Registration Statement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Issuers and the Guarantor, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

                  In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of


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documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Issuers and the Guarantor.

                  Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

                  1. The New Notes have been duly authorized by the Issuers and, when executed on behalf of the Issuers, authenticated by the Trustee and delivered in accordance with the terms of the Indenture and as contemplated by the Registration Statement, and upon the exchange by holders of Old Notes of Old Notes for New Notes, will constitute valid and legally binding obligations of the Issuers entitled to the benefits provided by the Indenture, enforceable against the Issuers in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors' rights and remedies generally and, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether sought in a proceeding at law or in equity).

                  2. The Guarantee has been duly authorized by the Guarantor and when executed and delivered by the Guarantor in accordance with the terms of the Indenture and as contemplated by the Registration Statement, will constitute a valid and legally binding obligation of the Guarantor entitled to the benefits provided by the Indenture, enforceable against the Guarantor in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors' rights and remedies generally and, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether sought in a proceeding at law or in equity).

                  The opinions expressed herein are limited to the laws of the State of New York, the corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.


                  We consent to the reference to our name under the caption "Legal Matters" in the prospectus which is a part of the Registration Statement and to the inclusion of this opinion as an exhibit to the Registration Statement.

                                                Very truly yours,

                                                /s/ Weil, Gotshal & Manges LLP





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